EXHIBIT 99.1

PCTEL Board of Directors Approves Dividend Increase

BLOOMINGDALE, Ill. – June 26, 2017 -- PCTEL, Inc. (Nasdaq:PCTI), a leader in Performance Critical TELecom solutions, announced that the PCTEL Board of Directors has approved a 10% increase in the company's regular quarterly dividend to $.055 per share on its common stock. The quarterly dividend had been $.05 per share. This dividend will be payable on August 15, 2017 to shareholders of record at the close of business on August 8, 2017.

About PCTEL

PCTEL delivers Performance Critical TELecom technology solutions to the wireless industry. We are the leading global supplier of antennas and wireless network testing solutions. PCTEL Connected Solutions designs and manufactures precision antennas. PCTEL antennas are deployed in small cells, enterprise Wi-Fi access points, fleet management and transit systems, and in equipment and devices for the Industrial Internet of Things (IIoT). PCTEL RF Solutions provides test tools and engineering services that improve the performance of wireless networks globally. Mobile operators, neutral hosts, and equipment manufacturers rely on PCTEL to analyze, design, and optimize next generation wireless networks.

For more information, please visit the following websites.

PCTEL Corporate: http://www.pctel.com/

PCTEL Connected Solutions: http://www.antenna.com/

PCTEL RF Solutions: http://rfsolutions.pctel.com/

For further information contact:

Michael Rosenberg

Director of Marketing

PCTEL, Inc.

(301) 444-2046

public.relations@pctel.com